Filed Pursuant to Rule 424(b)(3)
Registration No. 333-268995

RREEF PROPERTY TRUST, INC.
SUPPLEMENT NO. 29 DATED MARCH 18, 2026
TO THE PROSPECTUS DATED APRIL 17, 2025

This document supplements, and should be read in conjunction with, our prospectus dated April 17, 2025, as supplemented by Supplement No. 1 dated May 1, 2025, Supplement No. 2 dated May 16, 2025, Supplement No. 3 dated May 19, 2025, Supplement No. 4 dated June 4, 2025, Supplement No. 5 dated June 16, 2025, Supplement No. 6 dated July 1, 2025, Supplement No. 7 dated July 18, 2025, Supplement No. 8 dated August 1, 2025, Supplement No. 9 dated August 18, 2025, Supplement No. 10 dated August 22, 2025, Supplement No. 11 dated September 2, 2025, Supplement No. 12 dated September 5, 2025, Supplement No. 13 dated September 17, 2025, Supplement No. 14 dated October 1, 2025, Supplement No. 15 dated October 20, 2025, Supplement No. 16 dated November 3, 2025, Supplement No. 17 dated November 14, 2025, Supplement No. 18 dated November 18, 2025, Supplement No. 19 dated December 1, 2025, Supplement No. 20 dated December 17, 2025, Supplement No. 21 dated December 23, 2025, Supplement No. 22 dated January 2, 2026, Supplement No. 23 dated January 16, 2026, Supplement No. 24 dated February 2, 2026, Supplement No. 25 dated February 13, 2026, Supplement No. 26 dated March 3, 2026, Supplement No. 27 dated March 9, 2026 and Supplement No. 28 dated March 12, 2026. Unless otherwise defined herein, capitalized terms shall have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose:

•the Redemption Price per share for each class of our common stock for the month of March 2026.

Redemption Price per Share

The following table sets forth the Redemption Price per share for the Class A, Class I, Class T, Class D, Class M-I, Class T2 and Class N shares of our common stock for the month of March 2026.

	Class A	Class I	Class T	Class D	Class M-I	Class T2	Class N
Redemption Price per Share	$13.12	$13.22	$13.25	$13.24	$13.11	$13.05	$13.13

*Class D shares are currently being offered pursuant to a private placement offering.
**Class N and Class T shares are not available for purchase except through our distribution reinvestment plan.

Redemptions of shares of our common stock are made in accordance with our policies as set forth in our prospectus. The Redemption Price per share for each class of our common stock is posted on our website at www.rreefpropertytrust.com at least ten business days before the last business day of the applicable month. Under our share redemption plan, to the extent we choose to redeem shares in any particular month, we will only redeem shares as of the closing of the last business day of that month. To have your shares redeemed, your redemption request and required documentation must be received in good order by 4:00 p.m. (Eastern time) on the second to last business day of the applicable month. Redemptions accepted, if any, will be limited to no more than 2% of our combined NAV per month and no more than 5% of our combined NAV per calendar quarter, with the combined NAV for each limit to be calculated as of the last calendar day of the prior quarter.